Press Release

                      For Immediate Release: April 22, 2005

               PACIFIC STATE BANCORP ANNOUNCES RECORD 1ST QUARTER
                                EARNINGS FOR 2005



STOCKTON, CA - April 22 2005 - Steven A. Rosso, President and Chief Executive Officer of Pacific State Bancorp (PSBC.OB) of Stockton California, the parent company of Pacific State Bank announced record earnings for the first quarter of 2005. Pacific State Bancorp reported net income of $948,000, an increase of 44% over the $658,000 reported in the first quarter of 2004. The Company experienced good growth in total assets closing the first quarter at $271,900,000 in total assets up $17,500,000 or 7% from the $254,400,000 at December 31, 2004. The growth in total assets on a year over year basis from the quarter ending March 31, 2004, was $60,800,000 or 29%. The first quarter 2005 basic earnings per share was up $0.08 to $0.27 and diluted earnings per share was up $0.06 to $0.24 compared to the quarter ending March 31, 2004.

                              1Q05 Earnings Review

     o Net Income for the 1st quarter 2005 was $948,000 as compared to $660,000 for the same period in 2004. This represents an increase of 43.6% as well as the highest earning quarter in the history of the bank.

     o Pacific State Bancorp reported first quarter basic EPS of $0.27 per share and $0.24 diluted EP per share. This represents an increase of 42.1% and 33.3% over 1st quarter 2004 basic EPS of $0.19 per share and $0.18 diluted EP per share.

     o ROA for the 1st Qtr 2005 was 1.42% and ROE was 22.11% compared to ROA for the 1st Qtr 2004 was 1.31% and ROE was 19.49%

     o The efficiency ratio decreased to 56.11% from 60.01% for the same period in 2004.

     o Total assets for the company were $271,826,000 at March 31, 2005. This represents an increase of $17.0 Million or 6.9% over total assets of $254,361,000 at December 31, 2004 and an increase of $60.7 million or 28.8% over total assets of $211,067,000 at March 31, 2004.
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         Asset quality: Non-performing assets were $174,000 or 0.06% of total assets at March 31, 2005. The Company did not have any non- performing assets at December 31, 2004. For the first quarter of 2005 there were no charge offs and the Company recovered a small portion of a previous charged off asset. The Company did not have any other real estate owned at March 31, 2005 or December 31, 2004..

         Net interest margin: The net interest margin declined 32 basis points from 5.14% for the year ended December 31, 2004 to 4.82% as of March 31, 2005 but improved from the 4.75% reported for the first quarter of 2004. The decrease from year-end 2004 is due to significant loan pay-offs and competitive market rates increasing the cost of funds.

         Loans : Net loans declined slightly from December 31, 2004 by $2,718,000 or 1.36% during the quarter to $196,817,000 at March 31, 2005. This was a result of the loan repayments outpacing new originations during the first quarter of 2005.

         Non -Interest Income :Non-interest income for the first quarter of 2005 rose by $232,000 or 43% to $769,000 compared to the fourth quarter of 2004 and $298,000 or 63% compared to the same period in 2004. The primary areas of non-interest income continued to be gain on sale of loans, mortgages and service charge income.

         Non-interest Expense: Non-interest expense for the first quarter of 2005 declined by $80,000 or 4% to $2,032,000 compared to the fourth quarter of 2004 but increased $327,000 or 19% compared to the same period in 2004. The efficiency ratio for the Company improved from 59.06% as of December 31, 2004 to 56.11% as of March 31, 2005 and 60.01% as of March 31, 2004, representing an improvement of 3.9% in the efficiency ratio or 6.5% for the term.

         Pacific State Bank operates branches in Angels Camp, Arnold, Groveland, Modesto, Stockton, and Tracy, California along with an LPO in Castro Valley, CA. Pacific State Bank is recognized nationally as a leader in the underwriting of USDA, Business and Industry Loans and also as a leader in mortgage and SBA lending within its current five county service area. For more information on Pacific State Bank or any questions pertaining to this news release, may be directed to Steven A. Rosso, President & CEO, at 209-870-3214.

         Statements made in this release may constitute Forward Looking Statements within the meaning of the Private Securities Litigation Reform Act of 1995 and any such statements are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include those related to the economic environment, particularly in the region where Pacific State Bancorp operates, competitive products and pricing, general interest rate changes and the fiscal and monetary policies of the US Government, credit risk management, regulatory actions, and other risks and uncertainties.